Exhibit 99.1

Item 6. Selected Financial Data

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA
(In thousands, except per share amounts)

	Year Ended December 31,
	2004	2003	2002	2001	2000
Consolidated Income Statement Data

Net sales:

Products	$91,482	$106,080	$108,406	$109,758	$86,277
Services	20,242	21,552	20,985	21,159	19,445

Total net sales	111,724	127,632	129,391	130,917	105,722

Cost of sales:
Products	6,167	10,656	11,782	14,425	11,310
Services	9,532	9,628	9,243	9,721	9,832

Total cost of sales	15,699	20,284	21,025	24,146	21,142

Gross profit	96,025	107,348	108,366	106,771	84,580

Operating expenses:
Product development	14,536	14,881	14,960	15,626	13,351
Selling and marketing	30,551	27,997	28,013	26,508	21,463
General and administrative	12,005	12,346	12,682	12,305	10,581

Total operating expenses	57,092	55,224	55,655	54,439	45,395

Operating income	38,933	52,124	52,711	52,332	39,185
Other, net	1,640	2,267	3,760	4,177	3,394

Income-continuing operations before income taxes	40,573	54,391	56,471	56,509	42,579
Income taxes-continuing operations	15,012	19,406	21,744	21,673	16,468

Income-continuing operations	25,561	34,985	34,727	34,836	26,111

Loss on discontinued operations, net of income taxes	(2,859)	(2,444)	(3,289)	(4,167)	(3,178)

Net income	$22,702	$32,541	$31,438	$30,669	$22,933

Basic earnings per share
Continuing operations	$0.82	$1.12	$1.03	$1.01	$0.76
Discontinued operations	(0.09)	(0.07)	(0.10)	(0.12)	(0.09)

Net income	$0.73	$1.05	$0.93	$0.89	$0.67

Diluted earnings per share
Continuing operations	$0.82	$1.12	$1.02	$1.00	$0.76
Discontinued operations	(0.09)	(0.08)	(0.10)	(0.12)	(0.09)

Net income	$0.73	$1.04	$0.92	$0.88	$0.67

Cash dividends declared per share	$2.31 *	$—	$—	$—	$—

Consolidated Balance Sheet Data
Working capital	$41,815	$103,240	$74,496	$83,383	$59,897
Total assets	114,724	159,601	147,611	159,961	118,221
Shareholders’ equity	84,417	133,330	121,236	136,531	99,670

*	Includes a special dividend of $2.15 per share.